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                                                                     Exhibit 8.1

                        [DEWEY BALLANTINE LLP LETTERHEAD]


                                November 27, 2002

To the Addressees Listed on
  on Schedule I Attached Hereto

          Re:  HOUSEHOLD AUTOMOTIVE TRUST 2002-3

Ladies and Gentlemen:

          We have acted as tax counsel to Household Finance Corporation ("HOUSEHOLD"), a Delaware corporation, Household Automotive Finance Corporation, a Delaware corporation, Household Automotive Credit Corporation, a Delaware corporation and Household Auto Receivables Corporation (the "SELLER"), a Nevada corporation, as to certain matters arising in connection with the issuance of the Class A-1 Notes, Class A-2-A Notes, Class A-2-B Notes, Class A-3-A Notes, Class A-3-B Notes, Class A-4-A and Class A-4-B Notes (the "NOTES") which will be issued pursuant to the Series Supplement (the "SERIES SUPPLEMENT"), dated as of November 18, 2002, among Household, as Master Servicer (the "MASTER SERVICER"), Household Automotive Trust 2002-3 (the "ISSUER"), the Seller, U.S. Bank National Association, a national banking association, as Indenture Trustee (the "INDENTURE TRUSTEE") and Wilmington Trust Company, a Delaware banking corporation, as Owner Trustee (the "OWNER TRUSTEE") to (i) the Indenture (the "INDENTURE"), dated as of November 18, 2002, between the Issuer and the Indenture Trustee, (ii) the Amended and Restated Trust Agreement (the "TRUST AGREEMENT"), dated as of November 18, 2002, between the Seller and the Owner Trustee and (iii) the Master Sale and Servicing Agreement (the "MASTER SALE AND SERVICING AGREEMENT"), dated as of November 18, 2002, among the Master Servicer, the Issuer, the Seller and the Indenture Trustee. Capitalized terms used herein but not defined herein shall have the respective meanings specified in the Series Supplement.

          The term "PROSPECTUS" means, together, the Base Prospectus and the Prospectus Supplement. The term "BASE PROSPECTUS" means the prospectus included in the Registration Statement. The term "REGISTRATION STATEMENT" means (i) the Registration Statement of Form S-3 (No. 333-100512), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term "PROSPECTUS SUPPLEMENT" means the prospectus supplement dated November 21, 2002 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

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To the Addressees Listed
  on Schedule I Attached Hereto
November 27, 2002
Page 2


          As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture, the Trust Agreement, the Series Supplement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by Household.

          We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

          (1) The Notes will be characterized as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

          (2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

          (3) The statements in the Prospectus under the heading "Material Federal Income Tax Consequences," as they relate to federal income tax matters, and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

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To the Addressees Listed
  on Schedule I Attached Hereto
November 27, 2002
Page 3


          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                                                    Very truly yours,


                                                    /s/ Dewey Ballantine LLP

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                                   SCHEDULE I

Household Finance Corporation                   U.S. Bank National Association
2700 Sanders Road                               400 North Michigan Avenue - 2nd Floor
Prospect Heights, IL  60070                     Chicago, IL 60611

Household Automotive Finance Corporation        Deutsche Bank Securities Inc.,
5855 Copley Drive                               individually and as Representative of the
San Diego, California 92111                     Underwriters
                                                31 West 52nd Street
                                                New York, NY 10019

Household Automotive Credit Corporation         Standard & Poor's, A Division of The
5855 Copley Drive                               McGraw-Hill Companies, Inc.
San Diego, CA 92111                             55 Water Street - 40th Floor
                                                New York, NY  10041

Household Auto Receivables Corporation          Moody's Investors Service, Inc.
1111 Town Center Drive                          99 Church Street
Las Vegas, NV  89134                            New York, NY  10007

Wilmington Trust Company                        Fitch, Inc.
Rodney Square North                             One State Street Plaza
1100 North Market Street                        New York, NY  10004
Wilmington, DE  19890-0001

                                                MBIA Insurance Corporation
                                                113 King Street
                                                Armonk, NY  10504